EXHIBIT 4.2

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                            SERIES B PREFERRED STOCK

                                       OF

                                BANK UNITED CORP.

                      ------------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                      ------------------------------------

          BANK UNITED CORP., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES that the following resolutions were duly adopted by the Board of Directors of the Corporation on August 5, 1999, pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Corporation which authorize the issuance of up to 10,000,000 shares of preferred stock of $0.01 par value per share (the "Preferred Stock"):

                  RESOLVED that, pursuant to resolutions of the Board of Directors of Bank United Corp. (the "Corporation") adopted on August 5, 1999, the issue of 2,300,000 shares of Series B Preferred Stock, $50 liquidation preference per share ($0.01 par value), is hereby authorized and the designation, preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of all 2,300,000 shares of such Series, in addition to those set forth in the Restated Certificate of Incorporation of the Corporation, are hereby fixed as follows:

         1. Designation. The designation of this Series shall be Series B Preferred Stock (hereinafter referred to as this "Series"), and the number of shares constituting this Series shall be 2,300,000. Shares of this Series shall have a liquidation preference of $50. The number of authorized shares of this Series may be reduced (but not below the number then issued and outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or by any duly authorized committee of the Board of Directors (collectively, the "Board of Directors") and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased.

         2. Dividends. (a) The holders of shares of this Series shall be entitled to receive cash dividends, when, as and if declared by the Board of Directors, out of funds legally available for that purpose, at the rates set forth below in this Section 2. Dividends on the shares of this Series


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                                                                       2

shall be payable, when, as and if declared by the Board of Directors, quarterly in arrears on February 16, May 16, August 16 and November 16 of each year (each, a "Dividend Payment Date"), commencing on November 16, 1999, or if such date is not a Business Day (as defined below), the next succeeding Business Day. Each such dividend shall be paid to the holders of record of shares of this Series as they appear on the stock register of the Corporation on the applicable Record Date, as shall be fixed by the Board of Directors; provided, however, that holders of shares of this Series called for redemption on a Redemption Date falling between the record date associated with a Dividend Payment Date and such Dividend Payment Date shall receive the applicable dividend payment, together with all other accumulated and unpaid dividends on such date as shall be fixed for redemption. Dividends on the shares of this Series shall accumulate and be cumulative from the date of original issuance. "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

         (b) For each quarterly dividend period (each, a "Dividend Period") from August 10, 1999 through and including the Dividend Period ending August 16, 2002, dividends payable on the shares of this Series shall be payable at a rate per annum of the liquidation preference thereof equal to 7.25% (the "Initial Rate Period"). For each Dividend Period after the Initial Rate Period, dividends payable on the shares of this Series shall be payable at a rate per annum of the liquidation preference thereof equal to the Reset Rate (as defined below). The amount of dividends per share for each Dividend Period shall be computed by dividing the applicable rate for such Dividend Period by four and applying the resulting rate to the liquidation preference per share of this Series. Each Dividend Period (other than the Initial Dividend Period) shall commence on a Dividend Payment Date and shall end on and include the day next preceding the next Dividend Payment Date.

         (c) Dividends payable on this Series for any period greater or less than a full Dividend Period, other than the Initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than one month, the actual number of days elapsed in the period.

         (d) No full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to this Series for any period unless full cumulative dividends on the shares of this Series for all full Dividend Periods ending on or prior to the date of such dividends on such other series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full, as aforesaid, upon the shares of this Series and any other series of Preferred Stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other series of Preferred Stock ranking on a parity as to dividends with this Series shall be declared pro rata so that the amount of dividends declared per share on this Series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of this Series and such other Preferred Stock bear to each other. No interest, or sum of



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                                                                           3

money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series which may be in arrears.

         (e) So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation and other than as provided in paragraph (d) of this Section 2) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to or on a parity with this Series as to dividends or upon liquidation, nor shall any Common Stock or any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, full cumulative dividends on all outstanding shares of this Series for all full Dividend Periods ending on or prior to the date of such other dividend, distribution, redemption, purchase or other acquisition, shall have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set aside for such payment.

         3. Remarketing. (a) The dividend rate on this Series shall be reset to the Reset Rate on the Purchase Contract Settlement Date (as defined below). The Corporation shall request, not later than 15 nor more than 30 calendar days prior to the Remarketing Date (as defined below), that the Depositary (as defined below) notify the Holders of shares of this Series and the holders of Corporate PIES of the Remarketing and of the procedures that must be followed if a Holder of Corporate PIES wishes to make a cash settlement of its obligation to purchase Common Stock of the Corporation pursuant to the Purchase Contract Agreement.

                  (b) Not later than 5:00 p.m., New York City time, on the seventh Business Day preceding the Purchase Contract Settlement Date, each Holder may elect to have the shares of this Series held by such Holder remarketed in the Remarketing. Holders of Corporate PIES that do not give notice of their intention to make a cash settlement of the purchase contract component of their Corporate PIES prior to such time in the manner specified in the Purchase Contract Agreement, or that give such notice but fail to deliver cash prior to 11:00 a.m., New York City time, on or prior to the fifth Business Day preceding the Purchase Contract Settlement Date, shall be deemed to have consented to the disposition of the shares of this Series that are a component of their Corporate PIES in the Remarketing. Holders of the shares of this Series that are not a component of Corporate PIES wishing to have their shares of this Series remarketed shall give to the Purchase Contract Agent notice of their election prior to 11:00 a.m., New York City time on such fifth Business Day. Any such notice shall be irrevocable and may not be conditioned upon the level at which the Reset Rate is established in the Remarketing. Promptly after 11:00 a.m., New York City time, on such fifth Business Day, the Purchase Contract Agent, based on the notices received by it prior to such time (including notices from the Purchase Contract Agent as to purchase contracts for which cash settlement has been elected and cash received), shall notify the Remarketing Agent of the number of shares of this Series to be tendered for purchase in the Remarketing.



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                                                                            4

                  (c) If any Holder of shares of this Series does not give a notice of its intention to make a cash settlement or gives such notice but fails to deliver cash as described in Section 3(b) above, or gives a notice of election to have shares of this Series that are not a component of Corporate PIES remarketed, then the shares of this Series of such Holder shall be deemed tendered for purchase in the Remarketing, notwithstanding any failure by such Holder to deliver or properly deliver such shares to the Remarketing Agent for purchase.

                  (d) The right of each Holder to have shares of this Series tendered for purchase shall be limited to the extent that (i) the Remarketing Agent conducts a remarketing pursuant to the terms of the Remarketing Agreement,
(ii) the shares of this Series tendered have not been called for redemption,
(iii) the Remarketing Agent is able to find a purchaser or purchasers for the tendered shares of this Series and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent.

                  (e) On the Remarketing Date, the Remarketing Agent shall use commercially reasonable efforts to remarket, at a price equal to 100.50% of the aggregate liquidation preference thereof, the shares of this Series tendered or deemed tendered for purchase.

                  (f) If, as a result of the efforts described in Section 3(e), the Remarketing Agent determines that it will be able to remarket all of the shares of this Series tendered or deemed tendered for purchase at a price of 100.50% of the aggregate liquidation preference of such shares prior to 4:00 p.m., New York City time, on the Remarketing Date, the Remarketing Agent shall determine the Reset Rate, which shall be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) that the Remarketing Agent determines, in its sole judgment, to be the lowest rate per annum that will enable it to remarket all of the shares of this Series tendered or deemed tendered for Remarketing.

                  (g) If none of the Holders of the shares of this Series or the holders of the Corporate PIES elects to have shares of this Series remarketed in the Remarketing, the Reset Rate shall be the rate determined by the Remarketing Agent, in its sole discretion, as the rate that would have been established had a Remarketing of all the shares of this Series been held on the Remarketing Date.

                  (h) If, by 4:00 p.m., New York City time, on the Remarketing Date, the Remarketing Agent is unable to remarket all of the Preferred Securities tendered or deemed tendered for purchase, a "Failed Remarketing" shall be deemed to have occurred and the Remarketing Agent shall so advise by telephone the Depositary and the Corporation. In the event of a Failed Remarketing, the Reset Rate shall equal (1) the "AA" Composite Commercial Paper Rate (as defined below), plus (2) the Applicable Margin (as defined below).

                  (i) By approximately 4:30 p.m., New York City time, on the Remarketing Date, provided that there has not been a Failed Remarketing, the Remarketing Agent shall advise, by telephone (i) the Depositary and the Corporation of the Reset Rate determined in the
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                                                                         5

Remarketing and the number of shares of this Series sold in the Remarketing,
(ii) each purchaser (or the Depositary Participant thereof) of the Reset Rate and the number of shares of this Series such purchaser is to purchase and (iii) each purchaser to give instructions to its Depositary Participant to pay the purchase price on the Purchase Contract Settlement Date in same day funds against delivery of the shares of this Series purchased through the facilities of the Depositary.

                  (j) In accordance with the Depositary's normal procedures, on the Purchase Contract Settlement Date, the transactions described above with respect to each Preferred Security tendered for purchase and sold in the Remarketing shall be executed through the Depositary, and the accounts of the respective Depositary Participants shall be debited and credited and such shares of this Series delivered by book-entry as necessary to effect purchases and sales of such shares of this Series. The Depositary shall make payment in accordance with its normal procedures.

                  (k) If any Holder of shares of this Series selling shares of this Series in the Remarketing fails to deliver such shares, the Depositary Participant of such selling holder and of any other Person that was to have purchased shares of this Series in the Remarketing may deliver to any such other Person a number of shares of this Series that is less than the number of shares of this Series that otherwise was to be purchased by such Person. In such event, the number of shares of this Series to be so delivered shall be determined by such Depositary Participant, and delivery of such lesser number of shares of this Series shall constitute good delivery.

                  (l) Under the Remarketing Agreement, the Corporation shall be liable for, and shall pay, any and all costs and expenses incurred in connection with the Remarketing.

                  (m) The tender and settlement procedures set in this Section 3, including provisions for payment by purchasers of the shares of this Series in the Remarketing, shall be subject to modification to the extent required by the Depositary or if the book-entry system is no longer available for the shares of this Series at the time of the Remarketing, to facilitate the tendering and remarketing of the shares of this Series in certificated form. In addition, the Remarketing Agent may modify the settlement procedures set forth herein in order to facilitate the settlement process.

                  (n)  Definitions:

       "'AA' Composite Commercial Paper Rate" on any date shall mean (i) the interest equivalent of the 60-day rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or the equivalent of such rating by S&P or the equivalent of such rating by S&P or another rating agency, as made available on a discount basis or otherwise by the Federal Reserve Board for the business day immediately preceding such date or (ii) if the Federal Reserve Board does not make available any such rate, then the arithmetic average of those rates, as quoted on a discount basis or otherwise, by the Commercial Paper Dealers to the Remarketing Agent for the close of business on the Business Day next preceding such date. If any Commercial Paper Dealer does not quote a rate required to determine the "AA" Composite
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                                                                          6

Commercial Paper Rate, the "AA" Composite Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by the remaining Commercial Paper Dealer or Commercial Paper Dealers and any substitute commercial paper dealer or substitute commercial paper dealers selected by the Remarketing Agent or, if the Remarketing Agent does not select any such substitute commercial paper dealer or substitute commercial paper dealers, by the remaining Commercial Paper Dealer or Commercial Paper Dealers.

         "Applicable Margin" shall mean the spread determined as set forth below, based on the prevailing rating of the Remarketed shares of this Series in effect at the close of business on the Business Day immediately preceding the date of a Failed Remarketing:


             Prevailing Rating                                          Spread

             AA/"aa" ............................................        3.00%
             A/"a" ..............................................        4.00%
             BBB/ "baa" .........................................        5.00%
             Below BBB/ "baa" ...................................        7.00%

         For purposes of this definition, the "prevailing rating" of the Remarketed shares of this Series shall be:

                           (i) AA/ aa if such shares have a credit rating of AA-
                  or better by S&P and "aa3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the Remarketing Agent;

                           (ii) if not under clause (i) above, then A/ a if the
                  Remarketed Securities have a credit rating of A- or better by S&P and "a3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the Remarketing Agent;

                           (iii) if not under clauses (i) or (ii) above, then
                  BBB/ "baa" if the Remarketed Securities have a credit rating of BBB- or better by S&P and "baa3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the Remarketing Agent; or

                           (iv) if not under clauses (i) - (iii) above, then
Below BBB/ "baa."

         "Certificate" shall mean a Corporate PIES Certificate.

         "Commercial Paper Dealers" shall mean Lehman Commercial Paper Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their affiliates or successors, if such affiliates or successors are commercial paper dealers.

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                                                                          7

         "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Corporation.

         "Corporate PIES" shall mean a stock purchase unit consisting of (A) a stock purchase contract under which (i) the holder of the unit will purchase from the Corporation, for $50.00 in cash, a certain number of shares of common stock of the Corporation and (ii) the Corporation will pay such holder contract adjustment payments and (B) beneficial ownership of a shares of this Series.

         "Corporate PIES Certificate" means a certificate evidencing the rights and obligations of a Holder in respect of the number of Corporate PIES specified on such certificate.

         "Depositary" shall mean, with respect to shares of this Series issuable in whole or in part in the form of one or more Global Securities, a clearing agency registered under the Exchange Act that is designated to act as depositary for such shares, and initially shall be The Depository Trust Company.

         "Depositary Participant" shall mean a member of, or participant in, the Depositary.

         "Exchange Act" shall mean the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.

         "Global Certificate" means a Certificate that evidences all or part of the shares of this Series and is registered in the name of a clearing agency or a nominee thereof.

         "Global Security" shall mean a global Series B Preferred Stock Certificate registered in the name of a Depositary or its nominee.

         "Holder" shall mean any holder of shares of this Series.

         "Moody's" shall mean Moody's Investors Service, Inc.

         "Purchase Contract Agent" shall mean the purchase contract agent under the Purchase Contract Agreement, including successor purchase contract agents.

         "Purchase Contract Agreement" shall mean the Purchase Contract Agreement dated as of August 10, 1999 between the Corporation and The First National Bank of Chicago, as Purchase Contract Agent.

         "Purchase Contract Settlement Date" shall mean August 16, 2002.

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                                                                          8

         "Record Date" for dividends on the shares of this Series on any Payment Date shall mean, as to any Global Certificate, the Business Day next preceding such Payment Date, and as to any other Certificate, 15 Business Days prior to such Payment Date.

         "Remarketing Agent" shall mean the remarketing agent selected by the Corporation, including any successor remarketing agents selected by the Corporation.


         "Remarketing Date" shall mean the third Business Day preceding the Purchase Contract Settlement Date.

         "Reset Rate" shall mean shall mean the distribution rate per annum that results from the Remarketing pursuant this Section 3.

         "S&P" shall mean Standard & Poor's Ratings Services, a division of McGraw-Hill Corporation.

         4. Redemption. (a) Optional Redemption. The shares of this Series are not redeemable prior to October 16, 2002. The Corporation, at its option, may redeem shares of this Series, as a whole or in part, at any time or from time to time, on or after October 16, 2002 at a redemption price of $50 per share plus accrued and unpaid cumulative dividends thereon (whether or not declared) to the date fixed for redemption.

         (b) Mandatory Redemption. The Corporation shall redeem, from any source of funds legally available therefor, all issued and outstanding shares of this Series, in whole and not in part, on August 16, 2004, at a redemption price of $50 per share plus accrued and unpaid cumulative dividends thereon (whether or not declared) to the date fixed for redemption.

         (c)      Redemption Procedures.

                   (i) In the event that, pursuant to paragraph (a) above, fewer than all the outstanding shares of this Series are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which this Series is listed.

                  (ii) In the event the Corporation shall redeem shares of this Series, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 or more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of this Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;
         (iii) the redemption price; (iv) the place or places where certificates for such shares are to
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                                                                          9

         be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accrue on the redemption date.

                  (iii) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of this Series so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (iv) Any shares of this Series which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

                  (v) Notwithstanding the foregoing provisions of this Section 4, if full cumulative dividends on all outstanding shares of this Series are in arrears, no shares of this Series shall be redeemed unless all outstanding shares of this Series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of this Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of this Series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of this Series.

         5. Conversion. The holders of shares of this Series shall not have any rights to convert such shares into shares of any other class or series of capital stock of the Corporation.

         6. Liquidation Rights. (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the shares of this Series shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to this Series upon liquidation, the amount of $50 per share, plus accrued and unpaid cumulative dividends (whether or not declared) to the date of the liquidating distribution.

         (b) After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this Section 6, the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

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                                                                         10

         (c) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the shares of this Series and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the shares of this Series are not paid in full, the holders of the shares of this Series and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributions to which they are entitled.

         (d) Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this
Section 6.

         7. Ranking. For purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

         (a) prior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Series;

         (b) on a parity with shares of this Series, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Series (and whether or not such dividends shall accumulate), if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

         (c) junior to shares of this Series, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of this Series shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

         (d) The shares of Series A Preferred Stock of the Corporation shall rank on a parity with the shares of this Series.

         8. Voting Rights. The holders of the shares of this Series shall have the following voting rights:

         (a) Each share of this Series will have the right to vote, with each share of this Series having 0.10 vote, in connection with matters submitted generally to the holders of the common stock and other capital stock of the Corporation entitled to vote in respect of matters submitted to

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                                                                              11

the stockholders of the Corporation generally. For these purposes, the holders of the shares of this Series and the holders of the common stock and such other capital stock of the Corporation, so entitled to vote, shall vote as a single class.

         (b) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the approval of the holders of at least two-thirds of the then-outstanding shares of this Series, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of this Series shall vote together as a separate class, shall be required for authorizing, effecting or validating any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Restated Certificate of Incorporation of the Corporation or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designations or any similar document relating to any series of Preferred Stock) that adversely affect the powers, preferences, privileges or rights of this Series; provided, however, that the creation and issuance of any other class or series of preferred stock, or any increase in the number of authorized shares of any Preferred Stock of any other class or series, in each case ranking on a parity with or junior to this Series with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation shall not be deemed to adversely affect such powers, preferences or other special rights.

         (c) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the approval of the holders of at least two-thirds of all of the then-outstanding shares of this Series and all other series of preferred stock ranking on a parity with shares of this Series, either as to dividends or upon liquidation, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of this Series and such other series of Preferred Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting or validating (i) the creation, authorization or issuance of, (ii) the reclassification of any authorized stock of the Corporation into, or (iii) the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to this Series, either as to dividends or upon liquidation.

         (d) (i) If at any time dividends on this Series shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time as all accrued and unpaid dividends for all previous dividend periods and for the current dividend period on all shares of this Series then outstanding shall have been declared and paid or set apart for payment. During each default period, the holders of shares of this Series and other shares of Preferred Stock on which dividends are in arrears and as to which similar voting rights have been conferred, voting as a class, irrespective of series, shall have the right to elect two Directors to the Board of Directors of the Corporation.

             (ii) During any default period, such voting right of the holders of this Series may be exercised by written consent, at a special meeting called pursuant to Section

         7(d)(iii) hereof or at any annual meeting of stockholders.
         The absence of a quorum of the holders of Common Stock at any such special or annual meeting shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided. Any Director elected by a vote of the holders of Preferred Stock may be removed from office, with or without cause, only by the affirmative vote of the requisite percentage of holders of Preferred Stock required to elect Directors as specified in this Section 8(d).

                  (iii) Unless the holders of Preferred Stock, during an existing default period, shall have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, on which dividends are in arrears and as to which similar voting rights have been conferred, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman, a Vice Chairman or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Section 7(d)(iii) shall be given to each holder of record of Preferred Stock entitled to vote thereat by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation on such record date, not more than 45 days prior to the date of such notice, as the Board of Directors may fix for this purpose. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or, in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, entitled to vote thereat.

                  (iv) In any default period the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors constituting the Board of Directors until the holders of Preferred Stock, voting as a class, shall have exercised their right to elect two Directors, after the exercise of which right (A) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (B) any vacancy on the Board of Directors may(except as provided in Section 8(d)(ii) hereof) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Section 8(d) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (B) of the foregoing sentence.

                  (v) Immediately upon the expiration of a default period, (A) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (B) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (C) the number of Directors shall be such number as may be provided for in the Restated Certificate of Incorporation or Bylaws of the Corporation or by resolution of the Board of Directors, irrespective of any increase made pursuant to the provisions of Section 8(d)(ii) hereof (such number being subject, however, to change thereafter in any manner provided by law or in the Restated Certificate of Incorporation or Bylaws of the Corporation). Any vacancies on the Board of Directors effected by the provisions of clauses (B) and (C) in the preceding sentence may be filled by a majority of the remaining Directors.

         (e) Except as set forth herein or required by applicable law, holders of shares of this Series shall have no voting rights and their consent shall not be required for taking any corporate action.




                  [Signature appears on subsequent page.]

                  IN WITNESS WHEREOF, Bank United Corp. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its Corporate Secretary, Randolph C. Henson, this 9th day of August, 1999.

                                          BANK UNITED CORP.


                                         By:      /s/ Randolph C. Henson
                                                  ----------------------
                                                  Randolph C. Henson
                                                  Corporate Secretary